Exhibit 10.1

January 28, 2011

Neil B. Friedman

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245-5012

Dear Neil,

This letter (this “Letter Agreement”) memorializes our discussions with respect to your upcoming separation of employment (the “Separation”) with Mattel, Inc. (the “Company”) on March 25, 2011 (the “Termination Date”), including with respect to your employment through the Termination Date and with respect to the application of certain terms of the Executive Employment Agreement dated January 31, 2000 between you and the Company, as amended (the “Employment Agreement”) to the Separation.

Service Through The Termination Date. From the date hereof through the Termination Date, you shall be employed by the Company as an Executive Advisor, reporting to the Company’s Chief Executive Officer, with such duties as shall reasonably be requested of you by the Chief Executive Officer or his designee.

Severance Benefits. For purposes of the Employment Agreement, the Separation is a termination by you for Good Reason (as defined in the Employment Agreement) pursuant to Section 4(c) thereof. In connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 5(d) of the Employment Agreement, subject to your execution following the Termination Date of the release (the “Release”) set forth as Exhibit A to the Employment Agreement (and the Release becoming irrevocable within 55 days of the Date of Termination). You and the Company agree to, and acknowledge, the following:

•	The payment to you under Section 5(d)(i)(C) of the Employment Agreement shall equal $7,886,250.

•	You will receive no payment or benefit under Sections 5(d)(i)(B), 5(d)(ii), and 5(d)(v)(E) of the Employment Agreement, and you waive any and all rights you may have under such sections.

•

You will receive the health, outplacement and financial counseling and tax preparation services benefits set forth in Sections 5(d)(v)(A-C) of the Employment Agreement, the accelerated vesting of options set forth in Section 5(d)(iii) of the Employment Agreement, and the benefit of three additional years of service credit under the SERP set forth in Section

5(d)(vi) of the Employment Agreement, all in accordance with the terms of such Sections.

•

The Company will, in full satisfaction of its obligations under Section 5(d)(v)(D) of the Employment Agreement, make you payments of $2,000 per month from the Termination Date through the earlier of (x) the third anniversary of the Termination Date or (y) the date you become gainfully employed in a substantially similar employment position to your position at the Company.

•	The final paragraph of Section 5(d) of the Employment Agreement shall not apply in connection with the Separation.

Covenants. You agree that you will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees to anyone, provided that this sentence shall not be deemed to prohibit the making of truthful statements as may be required by law or subpoena (provided that you will notify the Company if so required).

You agree to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations relating to the Company or any of its subsidiaries or affiliates involving events that occurred during your employment with the Company. In addition, you agree to cooperate truthfully and fully with the Company or any of its subsidiaries or affiliates in connection with any claim or litigation brought by or against the Company, including making yourself reasonably available to testify and/or reasonably available to the Company’s counsel for interviews and/or declarations as necessary. You further agree to notify the Company immediately if you are subpoenaed or asked to appear as a witness in any matter related to the Company or one of its subsidiaries or affiliates.

Resignation From All Positions. You hereby resign, effective as of the Termination Date, from any and all positions you occupy as a director or officer of the Company or of any direct or indirect subsidiary of the Company.

Employment Agreement. Except as modified above, the Employment Agreement remains in full effect, provided that you acknowledge and agree that you will not have any rights under Section 3 thereof with respect to short-term or long-term incentive program cycles commencing after December 31, 2010 and that you have no right to terminate employment for Good Reason (as defined in the Employment Agreement) prior to the Termination Date. The Employment Period (as defined in the Employment Agreement) shall terminate as of the Termination Date, and the Termination Date shall be the “Date of Termination” for all purposes of the Employment Agreement.

Full Agreement. This Letter Agreement, the Employment Agreement, the Release and the 2004 Confirmation of Your Obligation to Protect Mattel’s Proprietary Information and Confirmation of Your Employer’s Ownership of Intellectual Property (the “Confirmation Agreement”) or any agreement superseding the Confirmation Agreement (collectively, the “Agreements”) constitute the full understanding of you and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company and its affiliates.

Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The dispute resolution provisions of the Employment Agreement shall apply to this Letter Agreement.

Miscellaneous. This letter may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this letter are not part of the provisions hereof and shall have no force or effect. This letter may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Sincerely, Mattel, Inc.

By:	/s/ Alan Kaye
Alan Kaye, Senior Vice President Human Resources

Acknowledged and Agreed:

/s/ Neil B. Friedman
Neil B. Friedman

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